EXHIBIT (99)(a)

NEWS RELEASE

October 26, 2011
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES THIRD QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $1.4 million for the three months ended September 30, 2011, resulting in $0.25 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $540,000, or $0.10 basic and diluted net earnings per share, for the same period one year ago.    After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the three months ended September 30, 2011, were $1.0 million or $0.19 basic and diluted net earnings per common share as compared to $192,000, or $0.03 basic and diluted net earnings per common share, for the same period one year ago.  Tony W. Wolfe, President and Chief Executive Officer, attributed the increase in third quarter earnings to an increase in net interest income and decreases in the provision for loan losses and non-interest expense, which were partially offset by a decrease in non-interest income.

Year-to-date net earnings as of September 30, 2011 were $3.4 million, or $0.61 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $2.3 million, or $0.41 basic and diluted net earnings per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the nine months ended September 30, 2011 were $2.3 million or $0.42 basic and diluted net earnings per common share as compared to $1.2 million, or $0.22 basic and diluted net earnings per common share, for the same period one year ago.  The increase in year-to-date earnings is primarily attributable to aggregate increases in net interest income and non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense, as discussed below.

Net interest income was $8.6 million for the three-month period ended September 30, 2011, compared to $8.5 million for the same period one year ago.  Net interest income after the provision for loan losses increased 37% to $5.2 million during the third quarter of 2011, compared to $3.8 million for the same period one year ago.  The provision for loan losses for the three months ended September 30, 2011, was $3.4 million as compared to $4.7 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $24.9 million reduction in non-accrual loans from September 30, 2010 to September 30, 2011.

Non-interest income amounted to $3.7 million for the three months ended September 30, 2011, as compared to $3.9 million for the same period last year.  This decrease is primarily attributable to a $284,000 decrease in the gains on sale of securities.

Non-interest expense amounted to $7.2 million for the three months ended September 30, 2011 and September 30, 2010.

Year-to-date net interest income as of September 30, 2011 increased 4% to $25.7 million compared to $24.8 million for the same period one year ago.   This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost

of funds for time deposits.   Net interest income after the provision for loan losses increased 10% to $16.0 million for the nine months ended September 30, 2011, compared to $14.6 million for the same period one year ago.  The provision for loan losses for the nine months ended September 30, 2011 was $9.7 million as compared to $10.2 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $24.9 million reduction in non-accrual loans from September 30, 2010 to September 30, 2011.

Non-interest income increased 5% to $10.0 million for the nine months ended September 30, 2011, as compared to $9.6 million for the same period one year ago.  This increase is primarily attributable to a $804,000 increase in gains on the sale of securities, which was partially offset by a $431,000 reduction in service charges and fees.

Non-interest expense increased 2% to $21.9 million for the nine months ended September 30, 2011, as compared to $21.4 million for the same period last year.  The increase in non-interest expense included: (1) an increase of $365,000 or 3% in salaries and benefits expense, (2) an increase of $44,000 or 1% in occupancy expense and (3) an increase of $105,000 or 2% in non-interest expenses other than salary, employee benefits and occupancy expenses.

Total assets amounted to $1.1 billion as of September 30, 2011 and September 30, 2010.  Available for sale securities increased 43% to $325.7 million as of September 30, 2011, compared to $227.5 million as of September 30, 2010.  This increase reflects the investment of additional funds received from the decrease in loans.  Total loans amounted to $677.7 million as of September 30, 2011, compared to $743.3 million as of September 30, 2010.  The decrease is primarily due to the anticipated reduction in existing loans as the Bank continues to work through problem loans and the continuing decline in loan originations.

Non-performing assets decreased 26% to $34.9 million or 3.20% of total assets at September 30, 2011, compared to $46.9 million or 4.40% of total assets at December 31, 2010 primarily due to a decrease in non-accrual loans.  Non-performing assets amounted to $57.3 million or 5.30% of total assets at September 30, 2010.  Non-performing loans include $17.1 million in AD&C loans, $11.2 million in commercial and residential mortgage loans and $563,000 in other loans at September 30, 2011, as compared to $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans as of December 31, 2010.  The allowance for loan losses at September 30, 2011, amounted to $16.3 million or 2.41% of total loans compared to $17.7 million or 2.38% of total loans at September 30, 2010.  According to Mr. Wolfe, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $841.0 million as of September 30, 2011, compared to $842.3 million at September 30, 2010.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $100,000, increased $37.3 million or 6% to $623.8 million at September 30, 2011, as compared to $587.6 million at September 30, 2010.  Certificates of deposit in amounts greater than $100,000 or more totaled $215.6 million at September 30, 2011, as compared to $249.2 million at September 30, 2010.  This decrease is primarily due to a $10.4 million decrease in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) and a $7.7 million decrease in brokered certificates of deposit as of September 30, 2011, compared to September 30, 2010.

Securities sold under agreement to repurchase amounted to $47.7 million at September 30, 2011, as compared to $41.5 million at September 30, 2010.

Shareholders’ equity was $103.0 million, or 9.44% of total assets, at September 30, 2011, as compared to $96.9 million, or 9.07% of total assets, at December 31, 2010 and $102.4 million, or 9.46% of total assets, at September 30, 2010.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2010.

CONSOLIDATED BALANCE SHEETS
September 30, 2011, December 31, 2010 and September 30, 2010
(Dollars in thousands)

	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$44,077	$22,521	$72,467
Interest bearing deposits	796	1,456	2,844
Cash and cash equivalents	44,873	23,977	75,311

Certificates of deposits	-	735	735

Investment securities available for sale	325,730	272,449	227,509
Other investments	5,779	5,761	5,953
Total securities	331,509	278,210	233,462

Mortgage loans held for sale	2,148	3,814	2,114

Loans	677,665	726,160	743,324
Less: Allowance for loan losses	(16,348)	(15,493)	(17,718)
Net loans	661,317	710,667	725,606

Premises and equipment, net	17,074	17,334	17,594
Cash surrender value of life insurance	12,721	7,539	7,475
Accrued interest receivable and other assets	19,977	25,376	19,294
Total assets	$1,089,619	$1,067,652	$1,081,591

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$136,154	$114,792	$113,539
NOW, MMDA & Savings	354,048	332,511	327,938
Time, $100,000 or more	215,573	241,366	249,249
Other time	135,266	150,043	151,579
Total deposits	841,041	838,712	842,305

Demand notes payable to U.S. Treasury	1,096	1,600	352
Securities sold under agreement to repurchase	47,701	34,094	41,510
FHLB borrowings	70,000	70,000	70,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	6,212	5,769	4,446
Total liabilities	986,669	970,794	979,232

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2011 and 2010	24,722	24,617	24,582
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,542,703 shares in 2011 and 5,541,413 in 2010	48,289	48,281	48,269
Retained earnings	25,577	23,573	24,470
Accumulated other comprehensive income	4,362	387	5,038
Total shareholders' equity	102,950	96,858	102,359

Total liabilities and shareholders' equity	$1,089,619	$1,067,652	$1,081,591

CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2011 and 2010
(Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$8,921	$9,983	$27,695	$30,236
Interest on investment securities:
U.S. Government sponsored enterprises	1,504	1,365	3,998	3,966
States and political subdivisions	792	586	2,387	1,448
Other	74	61	190	154
Total interest income	11,291	11,995	34,270	35,804

INTEREST EXPENSE:
NOW, MMDA & savings deposits	517	866	1,836	2,643
Time deposits	1,221	1,637	3,901	5,259
FHLB borrowings	761	803	2,258	2,505
Junior subordinated debentures	100	112	300	310
Other	74	98	231	306
Total interest expense	2,673	3,516	8,526	11,023

NET INTEREST INCOME	8,618	8,479	25,744	24,781
PROVISION FOR LOAN LOSSES	3,378	4,656	9,696	10,217
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,240	3,823	16,048	14,564

NON-INTEREST INCOME:
Service charges	1,273	1,435	3,845	4,195
Other service charges and fees	493	523	1,603	1,684
Gain on sale of securities	1,239	1,523	2,495	1,691
Mortgage banking income	127	125	531	372
Insurance and brokerage commission	121	84	350	275
Miscellaneous	469	167	1,207	1,380
Total non-interest income	3,722	3,857	10,031	9,597

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,489	3,511	10,829	10,464
Occupancy	1,334	1,334	4,030	3,986
Other	2,341	2,337	7,083	6,978
Total non-interest expense	7,164	7,182	21,942	21,428

EARNINGS BEFORE INCOME TAXES	1,798	498	4,137	2,733
INCOME TAXES	406	(42)	755	454

NET EARNINGS	1,392	540	3,382	2,279

Dividends and accretion on preferred stock	348	348	1,045	1,045

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$1,044	$192	$2,337	$1,234

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.19	$0.03	$0.42	$0.22
Diluted net earnings	$0.19	$0.03	$0.42	$0.22
Cash dividends	$0.02	$0.02	$0.04	$0.06
Book value	$14.05	$13.96	$14.05	$13.96

FINANCIAL HIGHLIGHTS
For the three and nine months ended September 30, 2011 and 2010
(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$313,800	$234,819	$289,588	$212,048
Loans	687,086	752,475	704,263	762,692
Earning assets	1,016,061	1,004,270	1,013,129	992,379
Assets	1,075,073	1,080,718	1,070,802	1,074,705
Deposits	830,300	840,985	834,533	835,489
Shareholders' equity	101,937	102,744	100,587	102,137

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.53%	3.48%	3.57%	3.46%
Return of average assets	0.51%	0.20%	0.46%	0.28%
Return on average shareholders' equity	5.31%	2.09%	4.49%	2.98%
Shareholders' equity to total assets (period end)	9.44%	9.46%	9.44%	9.46%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$15,984	$16,981	$15,493	$15,413
Provision for loan losses	3,378	4,656	9,696	10,217
Charge-offs	(3,223)	(4,108)	(9,534)	(8,362)
Recoveries	209	189	693	450
Balance, end of period	$16,348	$17,718	$16,348	$17,718

ASSET QUALITY:
Non-accrual loans			$27,491	$52,398
90 days past due and still accruing			1,411	96
Other real estate owned			5,985	4,804
Total non-performing assets			$34,887	$57,298
Non-performing assets to total assets			3.20%	5.30%
Allowance for loan losses to non-performing assets			46.86%	30.92%
Allowance for loan losses to total loans			2.41%	2.38%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade
	9/30/2011	9/30/2010
Risk Grade 1 (excellent quality)	3.24%	3.34%
Risk Grade 2 (high quality)	16.30%	16.42%
Risk Grade 3 (good quality)	49.29%	46.18%
Risk Grade 4 (management attention)	21.42%	18.05%
Risk Grade 5 (watch)	2.80%	5.37%
Risk Grade 6 (substandard)	6.37%	9.58%
Risk Grade 7 (low substandard)	0.00%	0.71%
Risk Grade 8 (doubtful)	0.00%	0.06%
Risk Grade 9 (loss)	0.00%	0.00%

At September 30, 2011, including non-accrual loans, there were four relationships exceeding $1.0 million (which totaled $6.5 million) in the Watch risk grade, 10 relationships exceeding $1.0 million in the Substandard risk grade (which totaled $23.8 million) and no relationships exceeding $1.0 million in the Low Substandard risk grade. There was one relationship with loans in the Watch risk grade and the Substandard risk grade totaling $1.2 million.

(END)